Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A, No. 33-18983) of Morgan Stanley Global Infrastructure Fund and to the incorporation by reference of our report, dated February 24, 2012 on Morgan Stanley Global Infrastructure Fund included in the Annual Report to Shareholders for the fiscal year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2012